EXHIBIT 99


                KONOVER PROPERTY TRUST APPOINTS J. MICHAEL MALONEY
                 INTERIM PRESIDENT AND CHIEF EXECUTIVE OFFICER

       RALEIGH, N.C., March 7 /PRNewswire/ -- Konover Property Trust, Inc. (NYSE: KPT), a fully integrated shopping center real estate investment trust, announced today the appointment of J. Michael Maloney, as interim President and Chief Executive Officer. This appointment follows the resignation of C. Cammack Morton, as President, Chief Executive Officer and Director and the termination of Patrick M. Miniutti, as Chief Operating Officer.

       Mr. Maloney is currently President of Highland Capital Group, Inc., which he founded in 1998. Highland is involved principally in investing and consulting services. Mr. Maloney, a real estate veteran and currently a Director of Konover, has over 30 years of industry and financial experience. Prior to the formation of Highland Capital Group, Mr. Maloney was a Senior Vice President with Corporate Property Investors (CPI) for 17 years. CPI owned and managed some of the most successful regional malls in the country, including Roosevelt Field, Long Island, NY, Lenox Square Mall, Atlanta, GA and Town Center, Boca Raton, FL. CPI merged with Simon DeBartolo Group in September 1998, forming Simon Property Group, the largest retail REIT in the United States. At CPI, Mr. Maloney was responsible for property finance, development, acquisitions, dispositions, and had significant responsibility for leasing, property management and marketing. His experience also includes an extensive financial background as a Vice President and Senior Credit Officer with Citibank where his primary responsibility was the management of all national real estate loans including all retail property as well as residential and retail land development.

       Simon Konover, Chairman of the Board of Konover Property Trust, commented, "We are pleased to appoint Michael Maloney to the position of interim President and Chief Executive Officer. His thorough knowledge of our business, having served as a Director of the Company since 1999 and member of its audit committee, combined with his very impressive industry background, makes him a strong addition to lead the management team."

       Mr. Konover continued, "Camm has expressed an interest in pursuing the purchase of our outlet portfolio. Our financial advisor, Credit Suisse First Boston, is in discussion with a number of interested parties with respect to its evaluation of the outlet portfolio and welcomes Camm's participation in this process."

    Headquartered in Raleigh, North Carolina, Konover Property Trust, Inc. is a self-administered real estate investment trust (REIT) engaged in the management, leasing, marketing, development and acquisitions of community and neighborhood shopping centers. The Company currently owns, operates or has under development 145 shopping centers in 22 states totaling approximately 17.1 million square feet. For a complete listing of centers, stores and other information on Konover Property Trust, Inc., visit the Company's web site at http://www.konovertrust.com.


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       The matters described herein contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control that may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, satisfaction of certain closing conditions, economic and real estate industry conditions, leasing risk, rollover risk, tenant credit risk, interest rate risk, and other factors detailed in the Company's registration statement and periodic reports filed with the Securities & Exchange Commission.

         For more information on Konover Property Trust via fax at no charge, please dial 1-800-PRO-INFO and enter ticker symbol "KPT" or visit Konover Property Trust's web site at http://www.konovertrust.com.

SOURCE  Konover Property Trust, Inc.


Web site: http://www.konovertrust.com


CONTACT: Linda Swearingen, Sr. VP-Finance, or Charlotte Ellis, Sr. VP-Marketing-PR, both of Konover Property Trust, 919-372-3000; or General, Paula Schwartz, Analysts, Pamela Belfor, or Media, Martin Gitlin, all of The Financial Relations Board BSMG Worldwide, 212-661-8030


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